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EXHIBIT 23.6

Consent of KPMG LLP

The Board of Directors
Empire Federal Bancorp, Inc.:

        We consent to the use of our report dated February 22, 2002, except as to note 20, which is as of March 5, 2002, included herein relating to the consolidated balance sheets of Empire Federal Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP

Billings, Montana
December 6, 2002

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Consent of KPMG LLP